Exhibit (h) (3) (bb)
AMENDMENT TO THE PLF
EXPENSE LIMITATION AGREEMENT III
     THIS AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT III (the “Amendment”) effective as of December 7, 2012, between Pacific Life Funds (the “Trust”), a Delaware statutory trust, on behalf of the Funds designated in Schedule A hereto, and Pacific Life Fund Advisors LLC (“Adviser” or “PLFA”), a Delaware limited liability company.
     WHEREAS, the Trust and Adviser are parties to a certain Expense Limitation Agreement III dated December 19, 2011, as amended from time to time (the “Agreement”); and
     WHEREAS, the Trust and Adviser desire to amend the Agreement upon the following terms and conditions;
     NOW THEREFORE, in consideration of the renewal of promises and mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree as follows:
1)	Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

2)	Except as expressly supplemented, amended or consented to hereby, all of the representations, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue in full force and effect.

3)	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers designated below on the day and year first above written.

PACIFIC LIFE FUNDS, on behalf of the applicable Funds

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	Vice President	Title:	VP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	VP, Fund Advisor Operations	Title:	VP & Assistant Secretary

SCHEDULE A
to the PACIFIC LIFE FUNDS
EXPENSE LIMITATION AGREEMENT III

Maximum Operating Expense Limit
(as a Percentage of average daily net assets)
Fund:	Contractual Rate	Effective Date	Termination Date
PL High Income Fund	0.20%	December 19, 2011	June 30, 2015
PL Short Duration Income Fund	0.20%	December 19, 2011	June 30, 2015
PL Strategic Income Fund	0.20%	December 19, 2011	June 30, 2015
PL Income Fund	0.20%	July 1, 2014	June 30, 2015
PL Floating Rate Income Fund	0.20%	January 1, 2015	June 30, 2015
PL Currency Strategies Fund	0.20%	December 7, 2012	December 31, 2013
PL Precious Metals Fund	0.20%	December 7, 2012	December 31, 2013
PL Global Absolute Return Fund	0.20%	December 7, 2012	December 31, 2013
PL Alternative Strategies Fund	0.40%	December 31, 2012	June 30, 2016
Effective: December 7, 2012